Exhibit 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 2nd day of December, 2016, by and between JANAF SHOPPING CENTER, LLC, a Delaware limited liability company (“JSC”), JANAF SHOPS, LLC, a Virginia limited liability company (“Shops”), JANAF HQ, LLC, a Virginia limited liability company (“JHQ”) and JANAF CROSSINGS, LLC, a Virginia limited liability company (“Crossings”) (collectively and each individually, “Seller”), and WHLR-JANAF, LLC, a Delaware limited liability company, or assigns (the “Purchaser”).
RECITALS
R-1.    Seller and Purchaser are parties to a certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of November 3, 2016, relating to certain Property located in the City of Norfolk, Virginia, more particularly described in the Purchase Agreement.
R-2.    Seller and Purchaser desire to amend the Purchase Agreement to incorporate the previously agreed upon terms regarding “New Leases” and to further amend the Purchase Agreement as herein provided.
AMENDMENT
NOW, THEREFORE, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.Purchase Price and Terms of Payment; Assumption of Loans. Seller and Purchaser agree that the second sentence of Section 3.D. of the Purchase Agreement is amended and restated in its entirety as follows:
Within ten (10) business days after Seller and Purchaser each receives the response to Seller’s written request to the Lender for its approval of Purchaser’s assumption of the Loan, Seller (as applicable) and Purchaser shall complete any documents and submit all required submittals that each Lender may require in connection with obtaining such Lender’s Consent.

2.Seller’s Representations and Warranties. Seller and Purchaser agree that Section 6.L. of the Purchase Agreement is amended and restated in its entirety as follows:
L.    Following Closing, no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof except as disclosed on Exhibit E and except for any brokerage or leasing commissions or similar fees that may be due in connection with any New Leases, including the Ashley Stewart Lease and the Aldi Lease (as such terms are defined below). Attached hereto as Exhibit E is a list of all existing listing or brokerage agreements with respect to the Property under which a commission or other consideration has been earned but not been paid or under which there is potential for a commission or other compensation to be earned in the future.

3.New Leases. Seller and Purchaser agree that the following provision is added as Section 8.J. of the Purchase Agreement:
J.    Except for the Ashley Stewart Lease and the Aldi Lease, Seller will not enter into any lease, assignment, amendment, modification, supplement, termination or renewal of a lease, or consent to any sublease of any premises within the Property, including without limitation, the Leases (each a “New Lease”), without first receiving Purchaser's prior written approval, which approval shall be granted or denied in Purchaser's sole discretion if Seller’s request is delivered after the end of the Review Period, otherwise Purchaser's approval shall not be unreasonably withheld, conditioned or delayed. Purchaser shall be deemed to have approved any request by Seller to enter into any lease, assignment, amendment, modification, supplement or renewal of a lease, including, without limitation, as to the Leases, unless Purchaser provides a specific written objection to such request by Seller within five (5) business days of receipt of such request from Seller. Purchaser agrees to pay the Leasing Costs with respect to any new lease, amendment, modification, supplement or renewal (other than the Ashley Stewart Lease and/or the Aldi Lease) that Seller executes while this Contract is in effect and which Purchaser has approved or is deemed to have approved.
4.Miscellaneous. Except as expressly amended in this Amendment, the Purchase Agreement shall remain in full force and effect. Any defined terms not defined in this Amendment shall have the same definition and meaning as set forth in the Purchase Agreement. In the event of a conflict between the terms, conditions and provisions of the Purchase Agreement and those of this Amendment, the terms, conditions and provisions of this Amendment shall prevail.
5.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and/or with counterpart signature pages, all of which shall be treated collectively as representing the single execution of this Amendment. This Amendment may also be executed through facsimile/electronic signatures, which shall have the same binding effect on the parties as original signatures.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Purchase and Sale Agreement.

PURCHASER:

WHLR-JANAF, LLC, a Delaware limited liability company

By:	Wheeler REIT, L.P., a Virginia limited partnership, its Sole Member

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, its General Partner

By:    /s/ Jon S. Wheeler
Jon S. Wheeler, Chief Executive Officer

SELLER:

JANAF SHOPPING CENTER, LLC,
a Delaware limited liability company

By:     Janaf Shopping Center Mezz LLC,

a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF SHOPS, LLC,
a Delaware limited liability company

By:     Janaf Associates Mezz LLC,
a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF CROSSINGS, LLC,
a Virginia limited liability company

By:    Janaf Crossings Manager LLC
a Virginia limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF HQ, LLC,
a Virginia limited liability company

By:     GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

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